Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated November 7, 2024, with respect to our audit of GreenRock Corp’s (the “Company”) financial statements as of December 31, 2023 and for the period May 4, 2023 (date of formation) to December 31, 2023, in ClimateRock Holdings Limited’s Amendment No. 5 to the Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ BCRG Group

Irvine, California

March 24, 2025